Exhibit 5.1

May 22, 2023

Gaucho Group Holdings, Inc.

112 NE 41st Street, Suite 106

Miami, Florida 33137

Ladies and Gentlemen:

We have acted as special counsel to Gaucho Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 dated May 9, 2023, as amended May 22, 2023 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the resale, from time to time, by the selling stockholders named therein of up to 2,000,000 shares of common stock, par value $0.01 per share (the “Shares”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation: (i) the Amended and Restated Certificate of Incorporation of the Company (as amended to date) and the Amended and Restated Bylaws of the Company (as amended to date), each as currently in effect; (ii) certain resolutions adopted by the board of directors of the Company; (iii) the Securities Purchase Agreement dated February 21, 2023 by and among the Company and the buyers named therein, which has been incorporated by reference as Exhibit 10.26 to the Registration Statement (the “Purchase Agreement”); (iv) the Senior Secured Convertible Note dated February 21, 2023 executed by the Company and payable to each of the buyers named therein, which have been incorporated by reference as Exhibit 10.27 to the Registration Statement; and (v) the Registration Rights Agreement dated February 21, 2023 by and among the Company and the buyers named therein, which has been incorporated by reference as Exhibit 10.30 to the Registration Statement.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Tel 303 796 2626	6400 S. Fiddler’s Green Circle, Suite 1000 Greenwood Village, CO 80111	www.bfwlaw.com

Gaucho Group Holdings, Inc.

May 22, 2023

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the issuance of the Shares has been duly authorized by all necessary corporate action of the Company; and (ii) when paid for and converted and issued in accordance with the terms of the Purchase Agreement, the Shares will have been validly issued by the Company and will be fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

BURNS FIGA & WILL PC

/s/Burns Figa & Will PC

BURNS FIGA & WILL